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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND
FOR THE YEAR ENDED DECEMBER 2001

                                    First Quarter    First Quarter     Year Ended
                                      March 31,        March 31,       December 31,
BASIC                                   2002             2001             2001
                                    _____________    _____________     ____________
Earnings:
    Income applicable to common
    stock                              $818,131         $764,884       $2,890,408
                                     ==========        =========       ===========
Shares:
    Weighted average number of
      common shares outstanding       2,883,142        2,492,196        2,679,348
                                     ==========        =========       ===========

Earnings per common share:
    Income applicable to common
    stock                                 $0.28            $0.31            $1.08
                                     ==========        =========       ===========


DILUTED

Earnings:
    Net income                         $818,131         $795,177       $2,943,159
                                     ==========        =========       ===========

Weighted average number of
    common shares outstanding         2,883,142        2,492,196        2,679,348

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                56,413           40,946           49,579

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to 2               -          391,599          220,617
                                     __________        _________       __________

    Weighted average number of
      common shares outstanding,
      as adjusted                     2,939,555        2,924,741        2,949,544
                                     ==========        =========       ===========


Fully diluted earnings per common
  share                                   $0.28            $0.27            $1.00
                                     ==========        =========       ===========

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